 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Fuda Group (USA) Corporation

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 2, 2015 relating to our audit of the balance sheet of Fuda Group (USA) Corporation as of December 31, 2014, and the related statements of operations, stockholders' equity, and cash flows for the period from September 25, 2014 (Inception) through December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

November 17, 2015